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                                                                   Exhibit 23.01

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Citigroup Inc:

We consent to the incorporation by reference of our reports with respect to the consolidated financial statements, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading "Experts" in the prospectus. Our report on the consolidated financial statements refers to changes, in 2005, in Citigroup's method of accounting for conditional asset retirement obligations associated with operating leases, and in 2003, Citigroup's methods of accounting for variable interest entities and stock-based compensation.


/s/ KPMG
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New York, New York
September 5, 2006